SEC 1473 (09-02)
                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      WASHINGTON, DC 20549                                     OMB APPROVAL
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,   Expires:   January 31, 2005
                               SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR      Estimated average burden
                                       SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940             hours per response.......0.5
                                                                                                      ------------------------------

    (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name AND Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

                                               November 21, 2002             Cosi, Inc.    COSI
    Diamond, Terry                         ----------------------------------------------------------------------------------------
    ------------------------------------    3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
    (Last)        (First)      (Middle)        Number of Reporting           Person(s) to Issuer           Original
                                               Person, if an entity          (Check all applicable)        (Month/Day/Year)
    242 West 36th Street                       (voluntary)
    ------------------------------------                                     [X] Director
                (Street)                                                     [ ] Officer                ----------------------------
                                                                                 (give title below)     7. Individual or Joint/Group
                                                                             [ ] 10% Owner                 Filing
                                                                             [ ] Other                     (Check Applicable Line)
    New York, New York          10018                                            (specify below)           [X] Form filed by One
    ------------------------------------                                                                       Reporting Person
    (City)        (State)        (Zip)                                                                     [ ] Form filed by More
                                                                              ---------------------            than One Reporting
                                                                                                               Person
------------------------------------------------------------------------------------------------------------------------------------

                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                   386,554                           I                      Held by Talon Opportunity
                                                                                                        Fund (Mr. Diamond is the
                                                                                                        Managing Member of Talon
                                                                                                        Opportunity Fund)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                     2,383                           I                      Held by Spouse
------------------------------------------------------------------------------------------------------------------------------------

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                                                                                                                         Page 1 of 4


FORM 3 (CONTINUED)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Securities:      Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     4/28/98    4/28/08     Common Stock          1,004            $.01               I       Held by Diamond
                                                                                                                   Family Foundation
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     8/16/03    8/12/07     Common Stock          4,500            $6.00              I       Held by Diamond
                                                                                                                   Family Foundation
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     9/21/03    9/20/07     Common Stock         960.69            $6.00              I       Held by Diamond
                                                                                                                   Family Foundation
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     10/19/03   10/18/07    Common Stock       1,646.89            $6.00              I     Held by Diamond
                                                                                                                 Family Foundation
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     4/28/98    4/28/08     Common Stock         25,995            $0.01              I       Held by Talon
                                                                                                                   Opportunity Fund
                                                                                                                 (Mr. Diamond is the
                                                                                                                 Managing Member of
                                                                                                                 Talon Opportunity
                                                                                                                 Fund)
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     8/16/03    8/12/07     Common Stock         45,000            $6.00              I       Held by Talon
                                                                                                                   Opportunity Fund
                                                                                                                 (Mr. Diamond is the
                                                                                                                 Managing Member of
                                                                                                                 Talon Opportunity
                                                                                                                 Fund)
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     3/1/99     3/1/09      Common Stock         12,605            $14.875            I       Held by Talon
                                                                                                                   Opportunity Fund
                                                                                                                 (Mr. Diamond is the
                                                                                                                 Managing Member of
                                                                                                                 Talon Opportunity
                                                                                                                 Fund)
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     9/24/03    9/23/07     Common Stock       9,606.88            $6.00              I       Held by Talon
                                                                                                                   Opportunity Fund
                                                                                                                 (Mr. Diamond is the
                                                                                                                 Managing Member of
                                                                                                                 Talon Opportunity
                                                                                                                 Fund)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         Page 2 of 4

FORM 3 (CONTINUED)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Securities:      Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     10/22/03   10/21/07    Common Stock      16,468.94            $6.00              I       Held by Talon
                                                                                                                   Opportunity Fund
                                                                                                                 (Mr. Diamond is the
                                                                                                                 Managing Member of
                                                                                                                 Talon Opportunity
                                                                                                                 Fund)
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     4/28/98    4/28/08     Common Stock            314            $.01               I       Held by Spouse
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     8/16/03    8/12/07     Common Stock          9,000            $6.00              I       Held by Spouse
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     9/21/03    9/20/07     Common Stock       1,921.38            $6.00              I       Held by Spouse
------------------------------------------------------------------------------------------------------------------------------------
Warrant                     10/19/03   10/18/07    Common Stock       3,293.79            $6.00              I       Held by Spouse
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


                     /s/ Terry Diamond                          11/21/2002
                     -----------------------------------   --------------------
                      ** Signature of Reporting Person             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                                                                                                                         Page 3 of 4
                                                                                                                             (09-02)

NAME AND ADDRESS OF REPORTING PERSON:     TERRY DIAMOND
                                          242 WEST 36TH STREET
                                          NEW YORK, NY 10018
DATE OF EVENT REQUIRING STATEMENT:        NOVEMBER 21, 2002
ISSUER NAME AND TICKER SYMBOL:            COSi, INC.  COSI
















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